EXHIBIT 5.2
                                                                     -----------


                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Baytex Energy Ltd. (the "Company") on Form F-10 of our report dated March 3, 2003 (which report expresses an unqualified opinion, and for U.S. readers had a Canada-U.S. reporting difference which would require an explanatory paragraph, following the opinion paragraph, relating to the Company's change of accounting principles), relating to the Item 18 Reconciliation with United States Generally Accepted Accounting Principles for the years ended December 31, 2002 and 2001, appearing in this Prospectus, which is part of this Registration Statement; and to the incorporation by reference in this Registration Statement of our report dated March 3, 2002, (which report expresses an unqualified opinion, and for U.S. readers had a Canada-U.S. reporting difference which would require an explanatory paragraph, following the opinion paragraph, relating to the Company's change of accounting principles), relating to the consolidated financial statements of the Company for the years December 31, 2002 and 2001 that was previously filed as Exhibit 2 to the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2002).



/s/ Deloitte & Touche LLP

Calgary, Alberta, Canada
August 7, 2003